EXHIBIT 99.1

Quanex Building Products Declares Quarterly Dividend

HOUSTON, TEXAS, Aug. 24, 2023 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share on the Company’s common stock, payable September 29, 2023, to shareholders of record on September 15, 2023.

About Quanex

Quanex is a global manufacturer with core capabilities and broad applications across various end markets.  The Company currently collaborates and partners with leading OEMs to provide innovative solutions in the window, door, vinyl fencing, solar, refrigeration, custom mixing and cabinetry markets.  Looking ahead, Quanex plans to leverage its material science expertise and process engineering to expand into adjacent markets.

Scott Zuehlke
SVP, Chief Financial Officer & Treasurer
713-877-5327
scott.zuehlke@quanex.com